April 28, 2022
Hayward Holdings Announces First Quarter Fiscal Year 2022 Financial Results
Record Net Sales Driven by New Product Adoption and Operational Performance
FIRST QUARTER FISCAL 2022 HIGHLIGHTS
•Net Sales increased 23% year-over-year to $410.5 million
•Net Income increased 101% year-over-year to $74.0 million
•Adjusted Net Income increased 34% year-over-year to $85.0 million
•Adjusted EBITDA increased 18% year-over-year to $126.2 million
REITERATING FULL FISCAL YEAR 2022 GUIDANCE
•Net Sales growth 9% to 12%
•Adjusted EBITDA range of $460 million to $475 million, reflecting growth of 9% to 13% year-over-year
BERKELEY HEIGHTS, N.J. -- (BUSINESS WIRE) -- Hayward Holdings, Inc. ("Hayward”) (NYSE: HAYW), a global designer, manufacturer and marketer of a broad portfolio of pool equipment and associated automation systems, today announced financial results for the first quarter ended April 2, 2022 of its fiscal year 2022.
CEO COMMENTS
“We entered 2022 with significant momentum given the robust end market demand, strengthened product offering, and our enhanced operational capabilities. I am pleased to report another quarter of strong financial performance as our team worked hard to continue to supply our customers with leading products and solutions,” said Kevin Holleran, Hayward’s President and Chief Executive Officer. “The backdrop for the pool industry remains attractive and continues to be supported by sustainable secular demand trends across new construction and the aftermarket which represents approximately 80% of our business. As a leader in pool technology, through our Omni controller suite, we are prioritizing innovation within our Hayward portfolio to provide pool owners the opportunity to create the ultimate backyard experience. Our momentum is being driven by our innovation and our ability to meet market demand and we are confident that we will be able to perform in the near-term while generating long-term value for all our stakeholders.”
FIRST QUARTER FISCAL 2022 CONSOLIDATED RESULTS
Net sales increased by 23% to $410.5 million for the first quarter of fiscal 2022 with de minimis contribution from acquisitions. Net sales continue to be driven by trends in aftermarket upgrades and consumer investments in outdoor living spaces. Net sales growth during the quarter was the result of higher volumes driven by production capabilities, adoption of new products and strategic pricing actions to offset the inflationary environment.
Gross profit increased by 19% to $190.4 million for the first quarter of fiscal 2022. Gross profit margin decreased 144 basis points to 46.4%. The decrease in gross margin was due to continued inflation in raw materials, labor and freight, despite favorable pricing actions and the realization of operating leverage on increased output.
Selling, general, and administrative (“SG&A”) expenses increased by 4% to $68.9 million for the first quarter of fiscal 2022. The increase in SG&A was primarily driven by investments to support growth and higher volume related distribution costs. As a percentage of net sales, SG&A decreased 312 basis points to 16.8%, compared to the prior year period. Research, development, and engineering expenses were $5.2 million for the first quarter of fiscal 2022, or 1% of net sales, as compared to $4.8 million for the prior year period, or 1% of net sales.
Operating income increased by 34% to $106.4 million for the first quarter of fiscal 2022. The increase in operating income was driven by higher sales.
Interest expense, net, inclusive of the loss on debt extinguishment in the prior year period, decreased by 60% to $9.6 million for the first quarter of fiscal 2022 primarily as a result of debt repayment during the first quarter of fiscal 2021 of $364.6 million, a $5.8 million loss recorded related to debt extinguishment during the first quarter of fiscal 2021 and lower interest rates as a result of the amendment to our credit facilities in the second quarter of fiscal 2021.
During the quarter we incurred an income tax expense of $23.3 million compared to $15.2 million for the prior year period.
Net income increased by 101% to $74.0 million for the first quarter of fiscal 2022. Adjusted Net income increased by 34% to $85.0 million.
Adjusted EBITDA increased by 18% to $126.2 million for the first quarter of fiscal 2022. Adjusted EBITDA margin decreased 134 basis points to 30.8% against challenging prior year comparisons and inflationary pressures.
FIRST QUARTER FISCAL 2022 SEGMENT RESULTS
North America
Net sales increased by 28% to $346.3 million for the first quarter of fiscal 2022. The increase was driven by increased pricing and higher sales of residential pool equipment.
Segment income increased by 27% to $108.6 million for the first quarter of fiscal 2022. Adjusted segment income increased by 19% to $114.2 million.
Europe & Rest of World
Net sales increased by 2% to $64.2 million for the first quarter of fiscal 2022. The increase was primarily driven by increased pricing, continued consumer demand for pool products, offsetting the unfavorable impact from foreign currency and the challenging prior year comparisons.
Segment income increased by 14% to $17.0 million for the first quarter of fiscal 2022. Adjusted segment income increased by 16% to $18.4 million.
BALANCE SHEET AND LIQUIDITY
Net debt was $881.6 million and $737.0 million as of April 2, 2022 and December 31, 2021, respectively. Net debt to Adjusted EBITDA for the last twelve months was 2.0 times compared to 1.7 times as of December 31, 2021. The increase in net debt and leverage reflects the use of cash to support seasonal increases in working capital as well as the stock repurchase of $81 million.
As of April 2, 2022, Hayward had cash and cash equivalents of $118.2 million and approximately $325.4 million available for future borrowings under its ABL Facility.
OUTLOOK
Hayward remains well positioned to achieve net sales and adjusted EBITDA growth for the full year following the strong start in the first quarter of 2022. Consumer demand for pool equipment products continues to be driven by healthy activity in the aftermarket as well as new construction. Having entered this year in a significantly stronger manufacturing position, we are continuing to see increased market adoption of our products, specifically within the SmartPad conversion opportunities facilitated by our Omni platform and environmentally conscious technologies. While underlying market demand trends remain positive, we do continue to experience areas of supply chain and cost inflation challenges brought on by global market disruptions, we will continue to leverage our vertical integration and pricing power to help substantially offset these challenges.
For the full fiscal year 2022, Hayward is reaffirming its outlook for net sales growth of 9% to 12% year-over-year and Adjusted EBITDA in the range of $460 million to $475 million, or a growth range of 9% to 13% year-over-year.
Please see the Forward-Looking Statements section of this release for a discussion of certain risks relevant to Hayward’s outlook.
CONFERENCE CALL INFORMATION
Hayward will hold a conference call to discuss the results today, April 28, 2022 at 9:00 a.m. (ET).
To access the live conference call, please register for the call in advance by visiting https://www.incommglobalevents.com/registration/q4inc/10640/hayward-holdings-inc-first-quarter-2022-earnings/. Registration will also be available during the call. After registering, a confirmation e-mail will be sent including dial-in details and a unique access code for entry. To ensure you are connected for the full call please register at least 10 minutes before the start of the call.
Interested investors and other parties can also listen to a webcast of the live conference call by logging onto the Investor Relations section of the company's website at https://investor.hayward.com/events-and-presentations/default.aspx. An earnings presentation will be posted to the Investor Relations section of the company’s website prior to the conference call

For those unable to listen to the live conference call, a replay will be available approximately two hours after the call through the archived webcast on the Hayward website or by dialing (866) 813-9403 or (44) 204-525-0658. The access code for the replay is 550058. The replay will be available until 11:59 p.m. Eastern Time on May 12, 2022.
ABOUT HAYWARD HOLDINGS, INC.
Hayward Holdings, Inc. (NYSE: HAYW) is a leading global designer and manufacturer of pool equipment and technology all key to the SmartPad™ conversion strategy designed to provide superior outdoor living experience. Hayward offers a full line of innovative, energy-efficient and sustainable residential and commercial pool equipment, including a complete line of advanced pumps, filters, heaters, automatic pool cleaners, LED lighting, internet of things (IoT) enabled controls, alternate sanitizers and water features.
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This press release contains certain statements that are “forward-looking statements” as that term is defined under the Private Securities Litigation Reform Act of 1995 (the “Act”) and releases issued by the Securities and Exchange Commission (the “SEC”). Such forward-looking statements relating to Hayward are based on the beliefs of Hayward’s management as well as assumptions made by, and information currently available to it. These forward-looking statements include, but are not limited to, statements about Hayward’s strategies, plans, objectives, expectations, intentions, expenditures and assumptions and other statements contained in or incorporated by reference in this earnings release that are not historical facts. When used in this document, words such as “guidance,” “may,” “will,” “should,” “could,” “intend,” “potential,” “continue,” “anticipate,” “believe,” “estimate,” “expect,” “plan,” “target,” “predict,” “project,” “seek” and similar expressions as they relate to Hayward are intended to identify forward-looking statements. Hayward believes that it is important to communicate its future expectations to its stockholders, and it therefore makes forward-looking statements in reliance upon the safe harbor provisions of the Act. However, there may be events in the future that Hayward is not able to accurately predict or control, and actual results may differ materially from the expectations it describes in its forward-looking statements.
Examples of forward-looking statements include, among others, statements Hayward makes regarding: Hayward’s financial position; business plans and objectives; general economic and industry trends; business prospects; future product development and acquisition strategies; growth and expansion opportunities; operating results; and working capital and liquidity. The forward-looking statements in this earnings release are only predictions. Hayward may not achieve the plans, intentions or expectations disclosed in Hayward’s forward-looking statements, and you should not place significant reliance on its forward-looking statements. Hayward has based these forward-looking statements largely on its current expectations and projections about future events and financial trends that it believes may affect its business, financial condition and results of operations. Moreover, neither Hayward nor any other person assumes responsibility for the accuracy and completeness of forward-looking statements taken from third-party industry and market reports.
Important factors that could affect Hayward’s future results and could cause those results or other outcomes to differ materially from those indicated in its forward-looking statements include the following: its ability to execute on its growth strategies and expansion opportunities; its ability to maintain favorable relationships with suppliers and manage disruptions to its global supply chain and the availability of raw materials, including as a result of the COVID-19 pandemic; its relationships with and the performance of distributors, builders, buying groups, retailers and servicers who sell Hayward’s products to pool owners; competition from national and global companies, as well as lower-cost manufacturers; impacts on Hayward’s business from the sensitivity of its business to seasonality and unfavorable economic and business conditions; Hayward’s ability to identify emerging technological and other trends in its target end markets; Hayward’s ability to develop, manufacture and effectively and profitably market and sell its new planned and future products; failure of markets to accept new product introductions and enhancements; the ability to successfully identify, finance, complete and integrate acquisitions; Hayward’s ability to attract and retain senior management and other qualified personnel; regulatory changes and developments affecting Hayward’s current and future products; volatility in currency exchange rates; Hayward’s ability to service its existing indebtedness and obtain additional capital to finance operations and its growth opportunities; impacts on Hayward’s business from political, regulatory, economic, trade, and other risks associated with operating foreign businesses, including risks associated with geopolitical conflict; Hayward’s ability to establish and maintain intellectual property protection for its products, as well as its ability to operate its business without infringing, misappropriating or otherwise violating the intellectual property rights of others; the impact of material cost and other inflation; the impact of changes in laws, regulations and administrative policy, including those that limit U.S. tax benefits, impact trade agreements and tariffs, or address the impacts of climate change; the outcome of litigation and governmental proceedings; impacts on Hayward’s business from the COVID-19 pandemic; and other factors set forth in “Risk Factors” in Hayward’s Annual Report on Form 10-K for the year ended December 31, 2021.
Many of these factors are macroeconomic in nature and are, therefore, beyond Hayward’s control. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, Hayward’s actual results, performance or achievements may vary materially from those described in this earnings release as anticipated, believed, estimated, expected, intended, planned or projected. The forward-looking statements included in this earnings release are made only as of the date of this earnings release. Unless required by United States federal securities laws, Hayward neither intends nor assumes any obligation to update these forward-looking statements for any reason after the date of this earnings release to conform these statements to actual results or to changes in Hayward’s expectations.
NON-GAAP FINANCIAL MEASURES
This earnings release includes certain financial measures not presented in accordance with the generally accepted accounting principles in the United States (“GAAP”), including adjusted net income, adjusted diluted EPS, EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted segment income, adjusted segment income margin and net debt. These financial measures are not measures of financial performance in accordance with GAAP and may exclude items that are significant in understanding and assessing the Company’s financial results. Therefore, these measures should not be considered in isolation or as an alternative to net income (loss), segment income or other measures of profitability or performance under GAAP. You should be aware that the Company’s presentation of these measures may not be comparable to similarly titled measures used by other companies, which may be defined and calculated differently. See the appendix for a reconciliation of historical non-GAAP measures to the most directly comparable GAAP measures.
Reconciliation for the forward-looking full year fiscal 2022 adjusted EBITDA outlook is not being provided, as Hayward does not currently have sufficient data to accurately estimate the variables and individual adjustments for such reconciliation.

Hayward Holdings, Inc.
Unaudited Condensed Consolidated Balance Sheets
(Dollars in thousands, except per share data)

	April 2, 2022	December 31, 2021 (1)
Assets
Current assets
Cash and cash equivalents	$118,157	$265,796
Accounts receivable, net of allowances of $5,054 and $2,003, respectively	349,024	208,112
Inventories, net	260,714	233,449
Prepaid expenses	10,322	12,459
Other current assets	19,978	30,705
Total current assets	758,195	750,521
Property, plant, and equipment, net of accumulated depreciation of $70,664 and $67,366, respectively	149,209	146,754
Goodwill	924,086	924,264
Trademark	736,000	736,000
Customer relationships, net	236,506	242,854
Other intangibles, net	100,485	103,192
Other non-current assets	95,026	74,885
Total assets	$2,999,507	$2,978,470

Liabilities and Stockholders' Equity
Current liabilities
Current portion of the long-term debt	$12,096	$12,155
Accounts payable	95,056	87,445
Accrued expenses and other liabilities	181,963	190,378
Income taxes payable	30,649	13,886
Total current liabilities	319,764	303,864
Long-term debt, net	970,872	973,124
Deferred tax liabilities, net	260,416	262,378
Other non-current liabilities	75,535	69,591
Total liabilities	1,626,587	1,608,957
Commitments and contingencies

Stockholders' equity
Preferred stock, $0.001 par value, 100,000,000 authorized, no shares issued or outstanding as of April 2, 2022 and December 31, 2021	—	—
Common stock $0.001 par value, 750,000,000 authorized; 238,835,374 issued and 229,379,957 outstanding at April 2, 2022; 238,432,216 issued and 233,056,799 outstanding at December 31, 2021	239	238
Additional paid-in capital	1,060,792	1,058,724
Common stock in treasury; 9,455,417 and 5,375,417 at April 2, 2022 and December 31, 2021, respectively	(94,873)	(14,066)
Retained earnings	394,907	320,875
Accumulated other comprehensive income	11,855	3,742
Total stockholders' equity	1,372,920	1,369,513
Total liabilities, redeemable stock, and stockholders' equity	$2,999,507	$2,978,470

(1) Derived from audited financial statements.

Hayward Holdings, Inc.
Unaudited Condensed Consolidated Statements of Operations and Comprehensive Income
(Dollars in thousands, except per share data)

	Three Months Ended
	April 2, 2022	April 3, 2021
Net sales	$410,460	$334,363
Cost of sales	220,066	174,459
Gross profit	190,394	159,904
Selling, general, and administrative expense	68,857	66,520
Research, development, and engineering expense	5,236	4,820
Acquisition and restructuring related expense	2,271	33
Amortization of intangible assets	7,610	8,830
Operating income	106,420	79,701
Interest expense, net	9,562	18,272
Loss on debt extinguishment	—	5,810
Other (income) expense, net	(514)	3,568
Total other expense	9,048	27,650
Income from operations before income taxes	97,372	52,051
Provision for income taxes	23,340	15,184
Net income	$74,032	$36,867

Comprehensive income, net of tax
Net income	$74,032	$36,867
Foreign currency translation adjustments, net of tax expense of zero and $1,123, respectively	(360)	1,844
Change in fair value of derivatives, net of tax expense of $2,824 and $626, respectively	8,473	1,806
Comprehensive income	$82,145	$40,517

Earnings per share
Basic	$0.32	$(0.85)
Diluted	$0.30	$(0.85)

Weighted average common shares outstanding
Basic	232,271,684	57,377,822
Diluted	243,143,149	57,377,822

Hayward Holdings, Inc.
Unaudited Condensed Consolidated Statements of Cash Flows
(Dollars in thousands)

	Three Months Ended
	April 2, 2022	April 3, 2021
Cash flows from operating activities
Net income	$74,032	$36,867
Adjustments to reconcile net income to net cash used by operating activities
Depreciation	4,840	4,748
Amortization of intangible assets	9,097	10,392
Amortization of deferred debt issuance fees	825	1,379
Stock-based compensation	1,641	10,634
Deferred income taxes	(4,722)	(346)
Allowance for bad debts	3,051	39
Loss on debt extinguishment	—	5,810
Loss on sale of property, plant and equipment	53	—
Changes in operating assets and liabilities
Accounts receivable	(144,045)	(209,992)
Inventories	(28,131)	(15,357)
Other current and non-current assets	10,234	(265)
Accounts payable	8,015	6,053
Accrued expenses and other liabilities	8,170	18,394
Net cash used by operating activities	(56,940)	(131,644)

Cash flows from investing activities
Purchases of property, plant, and equipment	(7,329)	(4,797)
Purchases of intangibles	—	(239)
Acquisitions, net of cash acquired	(177)	—
Proceeds from settlements of investment currency hedge	—	445
Net cash used in investing activities	(7,506)	(4,591)

Cash flows from financing activities
Proceeds from issuance of common stock - Initial Public Offering	—	377,400
Costs associated with Initial Public Offering	—	(25,812)
Purchase of common stock for treasury	(80,927)	(170)
Payments of long-term debt	(2,500)	(364,594)
Net change in revolving credit facility	—	48,761
Other, net	421	73
Net cash (used in) provided by financing activities	(83,006)	35,658

Effect of exchange rate changes on cash and cash equivalents and restricted cash	(187)	(365)
Change in cash and cash equivalents and restricted cash	(147,639)	(100,942)
Cash and cash equivalents and restricted cash, beginning of period	265,796	115,294
Cash and cash equivalents and restricted cash, end of period	$118,157	$14,352

Supplemental disclosures of cash flow information
Cash paid-interest	$8,477	$16,875
Cash paid-income taxes	9,713	51

Reconciliations
Consolidated Reconciliations
Adjusted EBITDA and Adjusted EBITDA Margin Reconciliations (Non-GAAP)
Following is a reconciliation from net income to adjusted EBITDA:

(Dollars in thousands)	Three Months Ended
	April 2, 2022	April 3, 2021
Net income	$74,032	$36,867
Depreciation	4,840	4,748
Amortization	9,097	10,392
Interest expense	9,562	18,272
Income taxes	23,340	15,184
Loss on extinguishment of debt	—	5,810
EBITDA	120,871	91,273
Stock-based compensation (a)	937	10,634
Sponsor management fees (b)	—	90
Currency exchange items (c)	(729)	3,823
Acquisition and restructuring related expense, net (d)	2,271	33
Other (e)	2,899	1,459
Total Adjustments	5,378	16,039
Adjusted EBITDA	$126,249	$107,312
Adjusted EBITDA margin	30.8%	32.1%

(a)	Represents non-cash stock-based compensation expense related to equity awards issued to management, employees, and directors.
(b)
Represents fees paid to certain of the Company's controlling stockholders for services rendered pursuant to a 2017 management services agreement. This agreement and the corresponding payment obligation ceased on March 16, 2021, the effective date of Hayward's initial public offering (the "IPO").

(c)	Represents non-cash mark-to-market losses (gains) on foreign currency contracts.
(d)
Adjustments in the three months ended April 2, 2022 include costs associated with the relocation of the corporate headquarters. For the three months ended April 3, 2021, costs associated with an early stage product business acquired in 2018 have been reclassified from “Acquisition and restructuring related expense, net” to “Other” to be consistent with the current period’s presentation.

(e)
Adjustments in the three months ended April 2, 2022 include bad debt write-offs for certain customers in Russia and Ukraine. Adjustments in the three months ended April 3, 2021 include expenses incurred in preparation for the IPO and transaction related bonuses.

Following is a reconciliation from net income to adjusted EBITDA for the last twelve months:

(Dollars in thousands)	Last Twelve Months
	April 2, 2022	December 31, 2021
Net income	$240,890	$203,725
Depreciation	18,918	18,826
Amortization	37,695	38,990
Interest expense	42,144	50,854
Income taxes	64,572	56,416
Loss on extinguishment of debt	3,608	9,418
EBITDA	407,827	378,229
Stock-based compensation (a)	9,322	19,019
Sponsor management fees (b)	—	90
Currency exchange items (c)	(67)	4,485
Acquisition and restructuring related expense, net (d)	17,268	15,030
Other (e)	6,324	4,884
Total Adjustments	32,847	43,508
Adjusted EBITDA	$440,674	$421,737
Adjusted EBITDA margin	29.8%	30.1%

(a)	Represents non-cash stock-based compensation expense related to equity awards issued to management, employees, and directors.
(b)
Represents fees paid to certain of the Company's controlling stockholders for services rendered pursuant to a 2017 management services agreement. This agreement and the corresponding payment obligation ceased on March 16, 2021, the effective date of Hayward's IPO.

(c)	Represents non-cash mark-to-market losses (gains) on foreign currency contracts.
(d)
Adjustments in the last twelve months ended April 2, 2022 and December 31, 2021 each include business restructuring related costs associated with the exit of an early-stage product business acquired in 2018, severance and relocation costs associated with the relocation of our Corporate headquarters, and business restructuring related costs associated with the exit of redundant manufacturing and distribution facilities.

(e)
Adjustments in the last twelve months ended April 2, 2022 include net insurance settlement proceeds for property damage loss as well as the consequential business interruption loss amount caused by the fire incident in Yuncos Spain, legal reserve and fee expenses, operating losses related to the early stage product business acquired in 2018 mentioned above, debt refinancing expenses, expenses incurred in preparation with the IPO, bad debt write-offs for certain customers in Russia and Ukraine, and other immaterial items.

Adjustments in the twelve months ended December 31, 2021 include net insurance settlement proceeds for property damage loss as well as the consequential business interruption loss amount caused by the fire incident in Yuncos Spain, legal reserve and fee expenses, operating losses related to the early stage product business acquired in 2018 mentioned above, debt refinancing expenses, expenses incurred in preparation with the IPO, and other immaterial items.

Adjusted Net Income Reconciliation (Non-GAAP)
Following is a reconciliation of net income to adjusted net income:

(Dollars in thousands)	Three Months Ended
	April 2, 2022	April 3, 2021
Net income	$74,032	$36,867
Other adjustments and amortization:
Stock-based compensation (a)	937	10,634
Sponsor management fees (b)	—	90
Currency exchange items (c)	(729)	3,823
Acquisition and restructuring related expense, net (d)	2,271	33
Other (e)	2,899	1,459
EBITDA adjustments	5,378	16,039
Loss on extinguishment of debt	—	5,810
Amortization	9,097	10,392
Tax effect	(3,470)	(9,387)

Pro forma adjustments (f):
Interest savings	—	5,391
Tax effect	—	(1,570)
Adjusted net income	85,037	63,542

(a)	Represents non-cash stock-based compensation expense related to equity awards issued to management, employees, and directors.
(b)
Represents fees paid to certain of the Company's controlling stockholders for services rendered pursuant to a 2017 management services agreement. This agreement and the corresponding payment obligation ceased on March 16, 2021, the effective date of Hayward's IPO.

(c)	Represents non-cash mark-to-market losses (gains) on foreign currency contracts.
(d)
Adjustments in the three months ended April 2, 2022 include costs associated with the relocation of the corporate headquarters. For the three months ended April 3, 2021, costs associated with an early stage product business acquired in 2018 have been reclassified from “Acquisition and restructuring related expense, net” to “Other” to be consistent with the current period’s presentation.

(e)
Adjustments in the three months ended April 2, 2022 include bad debt write-offs for certain customers in Russia and Ukraine. Adjustments in the three months ended April 3, 2021 includes expenses incurred in preparation for the IPO and transaction related bonuses.

(f)
The adjustments for the fiscal quarter ended April 3, 2021 represent pro-forma adjustments related to the interest savings from repayment in full of our Second Lien Term Facility and partial repayment of our First Lien Credit Agreement as if such payments had occurred at the beginning of the period.

Adjusted Diluted EPS Reconciliation (Non-GAAP)
Following is a reconciliation of GAAP diluted EPS to adjusted diluted EPS:

(Dollars in thousands)	Three Months Ended
	April 2, 2022	April 3, 2021
GAAP diluted EPS	$0.30	$(0.85)
Other adjustments and amortization:
Stock-based compensation (a)	—	0.19
Sponsor management fees (b)	—	—
Currency exchange items (c)	—	0.07
Acquisition and restructuring related expense, net (d)	0.01	—
Other (e)	0.01	0.02
EBITDA adjustments	0.02	0.28
Loss on extinguishment of debt	—	0.10
Amortization	0.04	0.18
Tax effect	(0.01)	(0.16)

Pro forma adjustments (f):
Interest savings	—	0.09
Tax effect	—	(0.03)
Adjusted diluted EPS	$0.35	$(0.39)

(a)	Represents non-cash stock-based compensation expense related to equity awards issued to management, employees, and directors.
(b)
Represents fees paid to certain of the Company's controlling stockholders for services rendered pursuant to a 2017 management services agreement. This agreement and the corresponding payment obligation ceased on March 16, 2021, the effective date of Hayward's IPO.

(c)	Represents non-cash mark-to-market losses (gains) on foreign currency contracts.
(d)
Adjustments in the three months ended April 2, 2022 include costs associated with the relocation of the corporate headquarters. For the three months ended April 3, 2021, costs associated with an early stage product business acquired in 2018 have been reclassified from “Acquisition and restructuring related expense, net” to “Other” to be consistent with the current period’s presentation.

(e)
Adjustments in the three months ended April 2, 2022 include bad debt write-offs for certain customers in Russia and Ukraine. Adjustments in the three months ended April 3, 2021 includes expenses incurred in preparation for the IPO and transaction related bonuses.

(f)
The adjustments for the fiscal quarter ended April 3, 2021 represent pro-forma adjustments related to the interest savings from repayment in full of our Second Lien Term Facility and partial repayment of our First Lien Credit Agreement as if such payments had occurred at the beginning of the period.

Segment Reconciliations
Following is a reconciliation from segment income to adjusted segment income for the North America ("NAM") and Europe & Rest of World ("E&RW") segments:

(Dollars in thousands)	Three Months Ended			Three Months Ended
	April 2, 2022			April 3, 2021
	Total	NAM	E&RW	Total	NAM	E&RW
Net sales	$410,460	$346,296	$64,164	$334,363	$271,465	$62,898
Gross profit	$190,394	$163,057	$27,337	$159,904	$134,656	$25,248
Gross profit margin %	46.4%	47.1%	42.6%	47.8%	49.6%	40.1%
Segment income	$125,580	$108,611	$16,969	$100,694	$85,815	$14,879
Segment income margin %	30.6%	31.4%	26.4%	30.1%	31.6%	23.7%
Depreciation	$4,503	$4,334	$169	$4,658	$4,291	$367
Amortization	1,487	1,487	—	1,562	1,562	—
Stock-based compensation	$(370)	$(409)	$39	$4,243	$3,696	$547
Other (a)	$1,410	$200	$1,210	$437	$432	$5
Total adjustments	$7,030	$5,612	$1,418	$10,900	$9,981	$919
Adjusted segment income	$132,610	$114,223	$18,387	$111,594	$95,796	$15,798
Adjusted segment income margin %	32.3%	33.0%	28.7%	33.4%	35.3%	25.1%
Expenses not allocated to segments
Corporate expense, net	$9,279			$12,130
Acquisition and restructuring related expense	2,271			33
Amortization of intangible assets	7,610			8,830
Operating income	$106,420			$79,701

(a)
The three months ended April 2, 2022 for NAM include $0.2 million of one-time general and administrative expenses Hayward believes are not representative of its ongoing business operations. The three months ended April 3, 2021 include $0.4 million of operating losses which relate to an early stage product business acquired in 2018 that was phased out in 2021.

The three months ended April 2, 2022 for E&RW includes $1.2 million of bad debt write-offs for certain customers in Russia and Ukraine.

CONTACTS
Investor Relations Contact: Hayward Investor Relations: 908-288-9706
investor.relations@hayward.com
Media Relations Contact:
Tanya McNabb
tmcnabb@hayward.com
Source: Hayward Holdings, Inc